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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (Nos. 33-40054, 33-60492, 33-59395, 333-11897, 333-52053) and to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-5487, 33-5490, 33-14662, 33-23798, 33-44791, 33-47636, 33-64719, 333-17879) of Occidental Petroleum
Corporation of our report dated July 7, 1998 relating to the financial statements of the Lyondell Contributed Business and our report dated
February 16, 1998, except as to the information presented in Note 18 which is as of March 20, 1998, relating to the financial statements of Equistar Chemicals, LP, which appear in the Current Report on Form 8-K of Occidental Petroleum Corporation dated May 15, 1998.



PRICEWATERHOUSECOOPERS LLP


Houston, Texas
July 17, 1998